As filed with the Securities and Exchange Commission on January 30, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

P-COM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0289371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P-Com, Inc.
3175 S. Winchester Boulevard
Campbell, California 95008
(408) 866-3666
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

George P. Roberts
Chairman of the Board and Chief Executive Officer
P-Com, Inc.
3175 S. Winchester Boulevard
Campbell, California 95008
(408) 866-3666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
Theodore R. Maloney, Esq.
800 Anacapa Street
Santa Barbara, California 93101
(805) 568-1151

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note/Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

7% Convertible Subordinated Notes Due 2005	$22,390,000(1)	100%(2)(3)	$22,390,000(1)(2)	$2,059.88

Common Stock, $0.0001 par value per share	10,961,905(4)	$0.26(5)	$78,000(6)	$7.18

(1)	Equals the aggregate principal amount of the securities being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(3)	Exclusive of accrued interest and distributions, if any.

(4)
This number consists of 10,661,905 shares of Common Stock that are currently issuable upon conversion of the notes and 300,000 shares of Common Stock that are currently issuable upon conversion of an outstanding warrant. Pursuant to Rule 416 of the Securities Act of l933, as amended, this registration statement also registers an additional indeterminate number of shares of Common Stock as may be issued upon (i) conversion of the notes being registered hereunder as a result of adjustment to the conversion price (ii) exercise of a warrant as a result of adjustment to the exercise price, or (iii)outstanding shares upon stock splits, stock dividends or similar situations (and conversely, upon reverse stock splits).

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices per share of the Common Stock of P-Com, Inc., on January [23], 2003 as reported on the Nasdaq SmallCap Market.

(6)
Calculated solely with respect to 300,000 shares of Common Stock issuable upon exercise of an outstanding warrant. No additional consideration will be received upon conversion of the notes, and pursuant to Rule 457(i), no registration fee is required for the 10,661,905 shares of Common Stock issuable upon conversion of the notes.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus may change. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION, DATED JANUARY 30, 2003)

P-COM, INC.

7% CONVERTIBLE SUBORDINATED NOTES DUE 2005

COMMON STOCK

The 7% convertible subordinated notes due 2005 and shares of common stock of P-Com, Inc. covered by this prospectus may be sold from time to time by the securityholders specified in this prospectus or their pledgees, donees, transferees or other successors in interest. This prospectus relates to:

•	$22,390,000 in aggregate principal amount of 7% convertible subordinated notes due 2005; and

•	10,961,905 shares of common stock, of which:

•	10,661,905 are shares which may in the future be issued to certain selling securityholders upon the conversion of our 7% convertible subordinated notes due 2005; and

•	300,000 are shares which may in the future be issued to a selling securityholder upon the exercise of an outstanding warrant.

Those numbers of shares as to which this prospectus relates are based on the conversion of outstanding convertible subordinated notes at the current applicable conversion price and the exercise of an outstanding warrant at the current applicable exercise price. However, the number of shares issuable upon conversion of the convertible subordinated notes and exercise of the warrant are subject to adjustment and could be more or less than the estimated amount listed in this prospectus, depending on factors which cannot be predicted at this time. This prospectus covers all of the shares issuable upon conversion of the subordinated notes and exercise of the warrant. We will not receive any of the proceeds from the sale of the subordinated notes or the shares of common stock by the selling securityholders, but we may receive the proceeds from the exercise of the warrant.

Our common stock is listed on the Nasdaq SmallCap Market under the symbol “PCOM.” On January [29], 2003, the last sale price of the common stock was $0.25 per share.

An investment in the shares offered by this prospectus entails a high degree of risk. See “ Risk Factors” beginning on page 7 for information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January             , 2003.

The terms “we,” “our,” and “us” refer to P-Com, Inc., unless the context suggests otherwise.

P-COM, INC.
PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into this prospectus.

Our Business

We develop, manufacture and market point-to-multipoint, point-to-point and spread spectrum radio systems for the worldwide telecommunications market. Cellular and personal communications services, or PCS, providers employ our point-to-point systems for backhaul between remote tower sites and switching centers in their growing global markets. Network service providers and Internet service providers are able, through the deployment of our equipment and systems, to respond to the increasing global demands for high-speed wireless access services, such as Internet access associated with business-to-business and e-commerce business processes. Through deployment of our systems, network providers can quickly and efficiently establish integrated Internet, data, voice, and video services for their customers, and expand and grow those services as demand increases. Our market is a subset of the global telecom, cellular, PCS, wireless Internet access, and private network markets.

Our wholly-owned subsidiary, P-Com Network Services, Inc., or PCNS, provides engineering, installation support, program management and maintenance support services to the telecommunications industry in the United States. Network service providers, including wireless and traditional wireline, outsource these tasks to approved service suppliers on a project-by-project basis. Microwave service projects are typically short in duration, lasting one to two weeks, and primarily involve logistical installation or maintenance of millimeter wave radio systems. Central office services projects involve ordering materials and substantial man-hour commitments and can last up to three months.

Our executive offices are located at 3175 S. Winchester Boulevard, Campbell, California 95008, and our telephone number is (408) 866-3666.

The Offering

7% Convertible Subordinated Notes due 2005

On November 1, 2002, we completed the exchange, issuance and sale of 7% convertible subordinated notes due November 1, 2005 in the aggregate principal amount of $22,390,000. The notes are convertible into shares of our common stock at a conversion price of $2.10 per share, subject to adjustment in certain circumstances, at any time prior to maturity unless previously redeemed or repurchased. Under the terms of a registration rights agreement, we agreed to file a registration statement covering the resale of the notes and of all of the shares of common stock underlying the notes.

Silicon Valley Bank Warrant

On September 20, 2002, we issued a warrant to purchase up to 300,000 shares of our common stock to Silicon Valley Bank in connection with opening of a credit facility. The exercise price for the common stock underlying the warrant is $0.72 per share. The closing sale price of our common stock on January 29, 2003 was $0.25. The warrant is immediately exercisable and may be exercised either by payment of the exercise price or by net exercise. Under the terms of the warrant, we agreed to file a registration statement covering the resale of all of the shares of common stock underlying the warrant.

This prospectus relates to the resale of up to $22,390,000 in aggregate principal amount of our 7% convertible subordinated notes and up to 10,961,905 shares of our common stock issuable upon the conversion of our 7% convertible subordinated notes and exercise of the Silicon Valley Bank warrant. The prices at which the selling securityholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See “Selling Securityholders.”

Names of Selling Securityholders	Principal Amount of 7% Convertible Subordinated Notes	Number of Shares of Common Stock Issuable Upon Conversion of 7% Convertible Subordinated Notes	Number of Shares of Common Stock Underlying Warrant
BBT Fund, L.P.	$9,500,000	4,523,810	0
Robert A. Davidow	$1,100,000	523,810	0
Newberg Family Trust	$4,390,000	2,090,476	0
REMEC, Inc.	$2,300,000	1,095,238	0
Woodmont Investments Ltd.	$5,100,000	2,428,571	0
Silicon Valley Bank	$0	0	300,000

Description of Notes

Notes	$22,390,000 aggregate principal amount of 7% convertible subordinated notes due November 1, 2005.

Indenture	The notes have been issued under an indenture, dated as of November 1, 2002, between us and State Street Bank and Trust Company of California, N.A., as trustee.

Interest	7% per annum on the principal amount, payable semi-annually on May 1 and November 1 of each year, beginning on May 1, 2003.

Conversion
Holders may convert all or any portion of a note into whole shares of common stock at any time on or before November 1, 2005 at a conversion price of $2.10 per share, subject to adjustment if certain events affecting our common stock occur. In the event that the trading price of our common stock exceeds 150% of the conversion price then in effect for at least five consecutive or non-consecutive trading days, we may, at our option, convert some or all of the notes into common stock at the conversion price then in effect. See “Description of Notes—Conversion Rights.”

Subordination
The notes are subordinate to all of our existing and future senior indebtedness. As of December 31, 2002, we had approximately $2,908,000 of senior indebtedness outstanding. We are not prohibited from incurring additional debt, including senior indebtedness under the indenture. See “Description of Notes—Subordination.”

Redemption
We may redeem, at our option, some or all of the notes at any time, at a redemption price of 100% of the principal amount of each note (or portion thereof), payable in cash together with accrued and unpaid interest. In the event that we undergo a change of control the holders of the notes may require that we repurchase their notes at a cash purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest. See “Description of Notes—Redemption.”

Use of Proceeds	We will not receive any proceeds from the sale by the selling securityholders of the notes or the underlying common stock.

Registration Rights
We committed to use our reasonable efforts to have the registration statement, of which this prospectus is a part, declared effective and use reasonable efforts to keep the shelf registration statement effective until the earlier of (i) the first date when all of the notes and shares of underlying common stock covered by this prospectus have been sold pursuant to the shelf registration statement, (ii) the first date on which there ceases to be outstanding and held by selling securityholders any notes or shares of underlying common stock, or (iii) the first date on which the notes or shares of underlying common stock may be sold pursuant to Rule 144(k) under the Securities Act of 1933, as amended. See “Description of Notes—Registration Rights.”

Events of Default
The following is a summary of the events of default under the indenture and the notes. For a full description of the events of default under the indenture and the note, see “Description of Notes—Events of Default.”

•	We default in the payment of interest on any note when the same becomes due and payable and the default continues for a period of 30 days after the date due and payable;

•	We default in the payment of the principal of any note when the same becomes due and payable at maturity, upon redemption or otherwise;

•	We fail to observe or perform any covenant or agreement contained in the indenture relating to a change of control;

•
We fail to observe or perform any other covenant or agreement contained in the indenture or the notes and the default continues for a period of 60 days after notice from the trustee to or from the holders of a majority in aggregate principal amount of the outstanding notes;

•
There is a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), whether such indebtedness or guarantee now exists or is created after the issuance of the notes;

•
A final judgment or judgments for the payment of money are entered by a court or courts of competent jurisdiction against us or any of our subsidiaries which remains undischarged for a period (during which such judgment(s) shall not be bonded or execution shall not be effectively stayed) of 60 days, provided the aggregate of all such judgments which are not fully insured by a reputable insurance company exceeds $15 million;

•
We, or any of our significant subsidiaries, pursuant to or within the meaning of any bankruptcy law; (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case in which it is the debtor, (iii) consent to the appointment of a bankruptcy custodian of us or for all or substantially all of our property, (iv) make a general assignment for the benefit of our creditors, or (v) generally are unable to pay our debts as the same become due; or

•
A court of competent jurisdiction enters an order or decree under any bankruptcy law that: (i) is for relief against us or any of our significant subsidiaries in an involuntary case, (ii) appoints a bankruptcy custodian of us or any of our significant subsidiaries or for all or substantially all of our property, or (iii) orders our liquidation or the liquidation of any of our significant subsidiaries, and the order or decree remains unstayed and in effect for 60 days.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio/(deficiency) of earnings to fixed charges for each of the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30, 2002
	1997	1998	1999	2000	2001
Ratio of earning to fixed charges	1,268	(631)	(686)	(749)	(3,136)	(772)
Deficiency in earnings	—	$(76,430)	$(74,077)	$(55,165)	$(76,113)	$(28,115)

Use of Proceeds

The selling securityholders will receive all of the proceeds from the sale of the notes and the common stock being affected by this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the offered notes or shares of common stock, but we may receive the proceeds from the exercise of the warrant.

RISK FACTORS

An investment in our common stock is subject to many risks. You should carefully consider the risks described below, together with all of the other information included or incorporated by reference into this prospectus, including the financial statements and the related notes, before you decide whether to purchase shares of our common stock. Our business, operating results and financial condition could be harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Continuing weakness in the telecommunications equipment and services sector would adversely affect the growth and stability of our business.

A severe worldwide slowdown in the telecommunications equipment and services sector is affecting us. Our customers, particularly systems operators and integrated system providers, are canceling orders, deferring capital spending and orders to suppliers such as our company, and in general are not building out any significant additional infrastructure at this time. In addition, our accounts receivable, inventory turnover, and operating stability can be jeopardized if our customers experience financial distress. Our largest customer in our services group, P-Com Network Services, began a slowdown and deferral of previously committed work orders as of the end of the second quarter of 2001, and this persisted in 2002. We do not believe that our products and services sales levels can recover while an industry-wide slowdown in demand persists.

Global economic conditions have had a depressing effect on sales levels in past years, including a significant slowdown for P-Com in 1998 and 2001-2002. The soft economy and slowdown in capital spending encountered in 2001-2002 in the United States, the United Kingdom and other geographical markets have had a significant depressing effect on the sales levels of telecommunications products and services such as ours. These factors may continue to adversely affect our business, financial condition and results of operations. We cannot sustain ourselves at the currently depressed sales levels.

Our business and financial positions have deteriorated significantly.

Our business and financial positions have deteriorated significantly. From inception to September 30, 2002, our aggregate net loss is approximately $327 million. Our September 30, 2002 cash, working capital, accounts receivable, inventory, total assets, employee headcount, backlog and total securityholders’ equity were all substantially below levels of one year ago.

Our independent accountants’ opinion on our 2001 consolidated financial statements includes an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern. To continue long term as a going concern, we will have to increase our sales, and possibly induce our creditors to forebear or to convert to equity, raise additional equity financing, and/or raise new debt financing. We cannot guarantee that we will be able to accomplish these tasks.

Due to the termination of our agreement to merge with Telaxis Communications Corporation, we will not realize the anticipated benefits of the merger, which may negatively affect our business.

We signed an agreement and plan of merger with Telaxis Communications Corporation, dated September 9, 2002. The agreement was terminated by mutual agreement on January 7, 2003. We expended a significant portion of our present liquid resources in the merger process and, as a result of the termination, we will not realize any of the anticipated benefits of the merger, including an expanded product range, a stronger combined balance sheet and more liquidity. The termination of the merger agreement may have diminished our ability to find alternative merger partners in a period of tight financial markets and global customer market downturn, and caused our own liquidity position to further deteriorate. Our stock price could also fluctuate widely as a result of the termination, particularly to the extent that our current stock price reflects a market assumption that the merger would be completed as originally planned. Although discussions between the parties are continuing, there cannot be any assurance that a new transaction will be entered into or consummated.

We may, in the future, enter into subsequent agreements to merge or consolidate with other companies, and we may incur significant costs in the process, whether or not these transactions are completed.

We recently signed a letter of intent to acquire Procera Networks, Inc., a privately held company. Although we have not entered into a definitive agreement regarding the acquisition of Procera, we may incur substantial costs while negotiating the terms of a definitive agreement, performing our due diligence investigation, and conducting other activities related to the proposed transaction. Furthermore, there cannot be any assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated.

Our failure to comply with Nasdaq’s listing standards could result in our delisting by Nasdaq from the Nasdaq SmallCap Market and severely limit the ability to sell any of our common stock.

        To maintain the listing of our common stock on the Nasdaq National Market, we are required to meet certain listing requirements, including a minimum bid price of $1.00 per share. Because we did not meet this requirement, Nasdaq moved our stock listing from the Nasdaq National Market to the Nasdaq SmallCap Market effective August 27, 2002. Additionally Nasdaq notified us that, subject to maintaining compliance with the various rules necessary for continued listing on the Nasdaq SmallCap Market, our stock could be delisted from the market unless our stock reaches and maintains the minimum $1 bid price for a period of 10 consecutive days by February 10, 2003. Should our common stock be delisted from the Nasdaq SmallCap Market, it would likely be traded on the so-called “pink sheets” or on the “OTC Bulletin Board” of the National Association of Securities Dealers, Inc. However, this alternative could result in a less liquid market available for existing and potential shareholders to trade shares of our stock and could ultimately further depress the trading price of our common stock.

We do not have the customer base or other resources of more established companies, which makes it more difficult for us to address the liquidity, and other challenges we face.

We do not have the customer base or other resources of more established companies, which makes it more difficult for us to address the liquidity and other challenges we face. Although we have installed and have in operation over 150,000 radio units globally, we have not developed a large installed base of our equipment or the kind of close relationships with a broad base of customers of a type enjoyed by larger, more developed companies, which would provide a base of financial performance from which to launch strategic initiatives and withstand business reversals. In addition, we have not built up the level of capital often enjoyed by more established companies, so from time to time we may face serious challenges in financing our continued operations. We may not be able to successfully address these risks.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to pursue future growth and harm our business operations.

Even if we resolve our short-term going concern difficulties, our future capital requirements will depend upon many factors, including a re-energized telecommunications market, development costs of new products and related software tools, potential acquisition opportunities, maintenance of adequate manufacturing facilities and contract manufacturing agreements, progress of research and development efforts, expansion of marketing and sales efforts, and status of competitive products. Additional financing may not be available in the future on acceptable terms or at all. The continued existence of a substantial amount of debt could also severely limit our ability to raise additional financing. In addition, given the recent price for our common stock, if we raise additional funds by issuing equity securities, significant dilution to our securityholders could result.

If adequate funds are not available, we may be required to close business or product lines, further restructure or refinance our debt or delay, further scale back or eliminate our research and development program, or manufacturing operations. We may also need to obtain funds through arrangements with partners or others that may require us to relinquish our rights to certain technologies or potential products or other assets. Our inability to obtain capital, or our ability to obtain additional capital only upon onerous terms, could very seriously damage our business, operating results and financial condition.

Market acceptance of our products might suffer if we are unable to keep pace with rapid technological changes and industry standards.

Rapid technological change, frequency of new product introductions and enhancements, product obsolescence, changes in end-user requirements and period-to-period demand, and evolving industry standards characterize the communications market. Our ability to compete in this market will depend upon successful development, introduction and sale of new systems and enhancements and related software tools, on a timely and cost-effective basis, in response to changing customer requirements. Any success in developing new and enhanced systems and related software tools will depend upon a variety of factors. Such factors include:

•	new product development to respond to market demand;

•	integration of various elements of complex technology;

•	timely and efficient implementation of manufacturing and assembly processes at turnkey suppliers and design and manufacturing cost reduction programs for existing product lines;

•	development and completion of related software tools, system performance, quality and reliability of systems; and

•	timely and cost effective system design processes.

We may not be successful in selecting, developing, manufacturing and marketing new systems or enhancements or related software tools. For example, to date, revenue generated through the sales of point-to-multipoint systems has not met original expectations, and sales were down sharply in all product categories in the second half of 2001 and the first nine months of 2002. Also, errors could be found in our systems after commencement of commercial quantity shipments. These errors could result in the loss of or delay in market acceptance, as well as expenses associated with re-work of previously delivered equipment.

We rely on a limited number of customers for a material portion of our sales and the loss of sales to any of those customers could harm our business, financial conditions, and results of operation.

In the first nine months of 2002, sales to two customers accounted for 27% of sales. Our ability to maintain or increase our sales in the future will depend, in part, upon our ability to obtain orders from new customers as well as the financial condition and success of our customers, the telecommunications industry and the global economy. Our customer concentration also results in concentration of credit risk. As of September 30, 2002, two customers accounted for 43% of our total accounts receivable balances. Many of our significant recurring customers are located outside United States, primarily in the Asia-Pacific Rim, United Kingdom and continental Europe. Some of these customers are implementing new networks and are themselves in the various stages of development. They may require additional capital to fully implement their planned networks, which may be unavailable to them on an as-needed basis, and which we cannot supply in terms of long-term financing.

If our customers cannot finance their purchases of our products or services, this may materially adversely affect our business, operations and financial condition. Financial difficulties of existing or potential customers may also limit the overall demand for our products and services. Current customers in the telecommunications industry have, from time to time, undergone financial difficulties and may therefore limit their future orders or find it difficult to pay for products sold to them. Any cancellation, reduction or delay in orders or shipments, for example, as a result of manufacturing or supply difficulties or a customer’s inability to finance its purchases of our products or services, may adversely affect our business. Difficulties of this nature have occurred in the past and we believe they can occur in the future. For instance, we recently announced a multiple year $100 million supply agreement with an original equipment manufacturer in China. Even with financial assurances in place, there is a possibility that the customer will change the timing and the product mix requested. Enforcement of the specific terms of the agreement could be difficult and expensive within China, and we may not ultimately realize the total benefits currently expected in the contract period.

Finally, acquisitions in the telecommunications industry are common, which tends to further concentrate the potential customer base and in some cases may cause orders to be delayed or cancelled.

We expect our quarterly revenue and operating results to fluctuate, and it is difficult to predict our future revenue and results of operations.

We have experienced and will continue to experience significant fluctuations in sales, gross margins and operating results. The procurement process for most of our current and potential customers is complex and lengthy. As a result, the timing and amount of sales is often difficult to predict reliably. The sale and implementation of our products and services generally involves a significant commitment of senior management, as well as our sales force and other resources.

The sales cycles for our products and services typically involve technical evaluation and commitment of our cash and other resources for significant periods prior to realization of substantive sales and delays often occur. Delays have been associated with, among other things:

•	customers’ seasonal purchasing and budgetary cycles, as well as their own build-out schedules;

•	compliance with customers’ internal procedures for approving large expenditures and evaluating and accepting new technologies;

•	compliance with governmental or other regulatory standards;

•	difficulties associated with customers’ ability to secure financing;

•	negotiation of purchase and service terms for each sale;

•	price negotiations required to secure purchase orders; and

•	education of customers as to the potential applications of our products and services, as well as related product-life cost savings.

Failure to maintain satisfactory shipping and delivery schedules could increase our costs, disrupt our supply chain, and result in our inability to deliver our products, which would adversely affect our results of operations.

Due to logistics of production and inventory, a delay in a shipment near the end of a particular quarter for any reason may cause sales in a particular quarter to fall significantly below our expectations and the stock market analysts’ expectations. A single customer’s order scheduled for shipment in a quarter can represent a large portion of our potential sales for the quarter. Such delays have occurred in the past due to unanticipated shipment rescheduling, cancellations or deferrals by customers, competitive and economic factors, unexpected manufacturing or other difficulties, delays in deliveries of components, subassemblies or services by suppliers and failure to receive anticipated orders. We cannot determine whether similar or other delays might occur in the future, but expect that some or all of such problems might recur.

Our operating results could be adversely affected by a continued decline in capital spending in the telecommunications market.

Although much of the anticipated growth in the telecommunications infrastructure is expected to result from the entrance of new service providers, many new providers do not have the financial resources of existing service providers. For example, in the U.S., most CLECs are experiencing financial distress, and/or have declared bankruptcy. If these new service providers are unable to adequately finance their operations, they may cancel or delay orders. Moreover, purchase orders are often received and accepted far in advance of shipment and, as a result, we typically permit orders to be modified or canceled with limited or no penalties. Any failure to reduce actual costs to the extent anticipated when an order is received substantially in advance of shipment or an increase in anticipated costs before shipment could materially adversely affect our gross margin in such situations. Ordering materials and building inventory based on customer forecasts or non-binding orders can also result in large inventory write-offs, as occurred in 2000 and 2001. Global economic conditions have had a depressing effect on sales levels in past years. The soft economy and slowdown in capital spending in 2001 and 2002 in the U.S. and U.K. telecommunications markets again had a significant depressing effect on the sales levels of products and services in both years.

Failure to maintain adequate levels of inventory could result in a reduction or delay in sales and harm our results of operations.

In a competitive industry such as broadband wireless, the ability to effect quick turnaround and delivery on customer orders can make the difference in maintaining an ongoing relationship with our customers. This competitive market condition requires us to keep inventory on hand to meet these market demands. Given the variability of customer requirements and purchasing power, it is difficult to closely predict the amount of inventory needed to satisfy demand. If we over- or under-estimate inventory requirements to fulfill customer needs, our results of operations could continue to be adversely affected. If market conditions change swiftly, such as was the case in 2001, it may not be possible to terminate purchasing contracts in a timely fashion to prevent periodic inventory increases, thus causing additional reserves to be recorded against realization of the inventory’s carrying value. In particular, increases in inventory could adversely affect operations if the inventory is ultimately not used or becomes obsolete. This risk was realized in the large inventory write-downs in 1999, 2000 and 2001.

Difficulties in reducing our operating expenses could harm our results of operations.

A material portion of our manufacturing related operating expenses is fixed. If we experience a reduction or delay in sales, we may find it difficult to reduce our manufacturing related operating expenses on a timely basis. Difficulties of this nature would adversely affect our financial condition and harm our operating results.

Our limited manufacturing capacity and sources of supply may affect our ability to meet customer demand, which would harm our sales and damage our reputation.

Our internal manufacturing capacity, by design, is very limited. Under some market conditions, as for example when there is high capital spending and rapid system deployment, our internal manufacturing capacity will not be sufficient to fulfill customers’ orders. We would therefore rely on contract manufacturers to produce our systems, components and subassemblies. Our failure to manufacture, assemble and ship systems and meet customer demands on a timely and cost-effective basis could damage relationships with customers and have a material adverse effect on our business, financial condition and results of operations.

In addition, some components, subassemblies and services necessary for the manufacture of our systems are obtained from a sole supplier or a limited group of suppliers. Many of these suppliers are in difficult financial positions as a result of the significant slowdown that we too have experienced. Our reliance on contract manufacturers and on sole suppliers or a limited group of suppliers involves risks. We have from time to time experienced an inability to obtain, or to receive in a timely manner, an adequate supply of finished products and required components and subassemblies. As a result, our control over the price, timely delivery, reliability and quality of finished products, components and subassemblies is reduced.

If we fail to effectively manage our growth, our infrastructure, management, and resources could be strained, our ability to effectively manage our business could be diminished, and our results, of operation could suffer.

To maintain a competitive market position, we are required to continue to invest resources for growth. We continue to devote resources to the development of new products and technologies and are continuously conducting evaluations of these products. We will continue to invest additional resources in plant and equipment, inventory, personnel and other items, to begin production of these products and to provide any necessary marketing and administration to service and support bringing these products to commercial production stage. Accordingly, our gross profit margin and inventory management may be adversely impacted in the future by start-up costs associated with the initial production and installation of these new products. Start-up costs may include additional manufacturing overhead, additional allowance for doubtful accounts, inventory and warranty reserve requirements and the creation of service and support organizations.

Additional inventory on hand for new product development and customer service requirements also increases the risk of further inventory write-downs if these products do not gain reasonable market acceptance at normal gross profit margin. Although through monitoring our operating expense levels relative to business plan revenue levels we try to maintain a given level of operating results, there are many market condition changes which have challenged and may continue to challenge our ability to maintain given levels of operating expenses to revenue ratios. Expansion of our operations and acquisitions in prior periods have caused a significant strain on our management, financial, manufacturing and other resources and have from time to time disrupted our normal business operations.

Our ability to manage any possible future growth may again depend upon significant expansion of our executive, manufacturing, accounting and other internal management systems and the implementation of a variety of systems, procedures and controls, including improvements or replacements to inventory and management systems designed to help control and monitor inventory levels and other operating decision criteria. In particular, we must successfully manage and control overhead expenses and inventories relative to sales levels we may attain. Additionally we must successfully meet the challenge of development, introduction, marketing and sales of new products, the management and training of our employee base, the integration and coordination of a geographically and ethnically diverse group of employees and the monitoring of third party manufacturers and suppliers. We cannot be certain that attempts to manage or again expand our marketing, sales, manufacturing and customer support efforts will be successful or result in future additional sales or profitability. Any failure to coordinate and improve systems, procedures and controls, including improvements relating to inventory control and coordination with subsidiaries, at a pace consistent with our business, could cause inefficiencies, additional operational expenses and inherent risks, greater risk of billing delays, inventory write-downs and financial reporting difficulties.

A significant ramp-up of production of products and services could require us to make substantial capital investments in equipment and inventory, in recruitment and training of additional personnel and possibly in investment in additional manufacturing facilities. If undertaken, we anticipate these expenditures would be made in advance of increased sales. In this event, operating results would be adversely affected from time-to-time due to short-term inefficiencies associated with the addition of equipment and inventory, personnel or facilities, and these cost categories may periodically increase as a percentage of revenues.

A decline in the selling price of our products would adversely affect our financial condition and results of operations.

We believe that average selling prices and gross margins for our systems and services will tend to decline in both the near and the long term relative from the point at which a product is initially marketed and priced. Reasons for this decline may include the maturation of such systems, the effect of volume price discounts in existing and future contracts and the intensification of competition.

If we cannot develop new products in a timely manner or fail to achieve increased sales of new products at a higher average selling price, then we would be unable to offset declining average selling prices. If we are unable to offset declining average selling prices, or achieve corresponding decrease in manufacturing operating expenses, our gross margins will decline.

Difficulties in receiving payment from customers could adversely affect our financial condition and results of operations.

We are subject to credit risk in the form of trade accounts receivable. We could be unable to enforce a policy of receiving payment within a limited number of days of issuing bills, especially for customers in the early phases of business development. Our current credit policy typically allows payment terms between 30 and 90 days depending upon the customer and the economic norms of the region, as well as the requirement for some foreign customers to place irrevocable letters of credit to insure payment under terms. We could have difficulties in receiving payment in accordance with our policies, particularly from customers awaiting financing to fund their expansion and from customers outside of the United States.

Our business depends on the acceptance of our products and services, and it is uncertain whether the market will accept and demand our products and services at levels necessary for success.

Our future operating results depend upon the continued growth and increased availability and acceptance of microcellular, personal communications networks/personal communications services, or, and wireless local loop access telecommunications services in the United States and internationally. The volume and variety of wireless telecommunications services or the markets for and acceptance of these services may not continue to grow as expected. The growth of these services may also fail to create anticipated demand for our systems. Predicting which segments of these markets will develop and at what rate these markets will grow is difficult.

Certain sectors of the telecommunications market will require the development and deployment of an extensive and expensive telecommunications infrastructure. In particular, the establishment of PCN/PCS networks requires very large capital expenditure levels. Communications providers may not make the necessary investment in this infrastructure, and the creation of this infrastructure may not occur in a timely manner. Moreover, one potential application of our technology, the use of our systems in conjunction with the provision of alternative wireless access in competition with the existing wireline local exchange providers, depends on the pricing of wireless telecommunications services at rates competitive with those charged by wireline operators. Rates for wireless access must become competitive with rates charged by wireline companies for this approach to be successful. Absent that, consumer demand for wireless access will be negatively affected. If we allocate resources to any market segment that does not grow, we may be unable to reallocate capital and other resources to other market segments in a timely manner, ultimately curtailing or eliminating our ability to enter these other segments.

Certain current and prospective customers are delivering services and features that use competing transmission media such as fiber optic and copper cable, particularly in the local loop access market. To successfully compete with existing products and technologies, we must offer systems with superior price/performance characteristics and extensive customer service and support. Additionally, we must supply these systems on a timely and cost-effective basis, in sufficient volume to satisfy prospective customers’

requirements, in order to induce the customers to transition to our technologies. Any delay in the adoption of our systems and technologies may result in prospective customers using alternative technologies in their next generation of systems and networks.

Prospective customers may design their systems or networks in a manner which excludes or omits our products and technology. Existing customers may not continue to include our systems in their products, systems or networks in the future. Our technology may not replace existing technologies and achieve widespread acceptance in the wireless telecommunications market. Failure to achieve or sustain commercial acceptance of our currently available radio systems or to develop other commercially acceptable radio systems would adversely affect us.

We face substantial competition and may not be able to compete effectively.

We are experiencing intense competition worldwide from a number of leading telecommunications equipment and technology suppliers. These companies offer a variety of competitive products and services and some offer broader telecommunications product lines, and include Alcatel Network Systems, Alvarion, Stratex Networks, Cerragon, Ericsson Limited, Harris Corporation-Farinon Division, Netro, NEC, NERA, Nokia Telecommunications, SIAE, Siemens, and Proxim/Western Multiplex Corporation. Many of these companies have greater installed bases, financial resources and production, marketing, manufacturing, engineering and other capabilities than we do. We face actual and potential competition not only from these established companies, but also from start-up companies that are developing and marketing new commercial products and services. Some of our current and prospective customers and partners have developed, are currently developing or could manufacture products competitive with our products. Nokia and Ericsson have developed competitive radio systems, and new technology featuring free space optical systems that are now in the marketplace.

The principal elements of competition in our market and the basis upon which customers may select our systems include price, performance, software functionality, perceived ability to continue to be able to meet delivery requirements, and customer service and support. Recently, certain competitors have announced the introduction of new competitive products, including related software tools and services, and the acquisition of other competitors and competitive technologies. We expect competitors to continue to improve the performance and lower the price of their current products and services and to introduce new products and services or new technologies that provide added functionality and other features. New product and service offerings and enhancements by our competitors could cause a decline in sales or loss of market acceptance of our systems. New offerings could also make our systems, services or technologies obsolete or non-competitive. In addition, we are experiencing significant price competition and expect this competition to intensify.

International sales and operation risks could adversely affect our results of operations.

As a result of our current heavy dependence on international markets, we face economic, political and foreign currency fluctuations that are often more volatile than those commonly experienced in the United States. The majority of our sales to date have been made to customers located outside of the United States. Historically, our international sales have been denominated in British pounds sterling, Euros or United States dollars. A decrease in the value of foreign currencies relative to the United States dollar could result in decreased margins from those transactions if such decreases are not hedged. For international sales that are United States dollar-denominated, such a decrease in the value of foreign currencies could make our systems less price-competitive if competitors choose to price in other currencies and could have an adverse effect upon our financial condition.

We fund our Italian subsidiary’s operating expenses, which are denominated in Euros. An increase in the value of Euro currency if not hedged relative to the United States dollar could result in more costly funding for our Italian operations, and as a result higher cost of production to us as a whole. Conversely a decrease in the value of Euro currency will result in cost savings for us.

Additional risks are inherent in our international business activities. These risks include:

•	changes in regulatory requirements;

•	costs and risks of localizing systems (homologation) in foreign countries;

•	delays in receiving and processing components and materials;

•	availability of suitable export financing;

•	timing and availability of export licenses, tariffs and other trade barriers;

•	difficulties in staffing and managing foreign operations, branches and subsidiaries;

•	difficulties in managing distributors; potentially adverse tax consequences;

•	the burden of complying with a wide variety of complex foreign laws and treaties;

•	difficulty in accounts receivable collections, if applicable;

•	and political and economic instability.

In addition, many of our customer purchase and other agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded.

In many cases, local regulatory authorities own or strictly regulate international telephone companies. Established relationships between government-owned or government-controlled telephone companies and their traditional indigenous suppliers of telecommunications often limit access to these markets. The successful expansion of our international operations in some markets will depend on our ability to locate, form and maintain strong relationships with established companies providing communication services and equipment in designated regions. The failure to establish regional or local relationships or to successfully market or sell our products in international markets could limit our ability to expand operations.

Some of our potential markets include developing countries that may deploy wireless communications networks as an alternative to the construction of a limited wireline infrastructure. These countries may decline to construct wireless telecommunications systems or construction of these systems may be delayed for a variety of reasons. Also, in developing markets, economic, political and foreign currency fluctuations may be even more volatile than conditions in developed areas. Countries in the Asia/Pacific, African, and Latin American regions have recently experienced weaknesses in their currency, banking and equity markets. These weaknesses have adversely affected and could continue to adversely affect demand for our products.

Governmental regulations affecting markets in which we compete could adversely affect our business and results of operations.

Radio communications are extensively regulated by the United States and foreign governments as well as by international treaties. Our systems must conform to a variety of domestic and international requirements established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment.

Historically, in many developed countries, the limited availability of radio frequency spectrum has inhibited the growth of wireless telecommunications networks. Each country’s regulatory process differs. To operate in a jurisdiction, we must obtain regulatory approval for its systems and comply with differing regulations.

Regulatory bodies worldwide continue to adopt new standards for wireless communications products. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by us and our customers. The failure to comply with current or future regulations or changes in the interpretation of existing regulations could result in the suspension or cessation of operations. These regulations or changes in interpretation could require us to modify our products and services and incur substantial costs to comply with the regulations and changes.

In addition, we are also affected by domestic and international authorities’ regulation of the allocation and auction of the radio frequency spectrum. Equipment to support new systems and services can be marketed only if permitted by governmental regulations and if suitable frequency allocations are auctioned to service providers. Establishing new regulations and obtaining frequency allocation at auction is a complex and lengthy process. If PCS operators and others are delayed in deploying new systems and services, we could experience delays in orders. Similarly, failure by regulatory authorities to allocate suitable frequency spectrum could have an adverse effect on our results. In addition, delays in the radio frequency spectrum auction process in the United States could delay our ability to develop and market equipment to support new services.

We operate in a regulatory environment subject to significant change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by restricting our development efforts and those of its customers, making current systems obsolete or increasing competition. These regulatory changes, including changes in the allocation of available spectrum, could have an adverse effect on our business, financial condition and results of operations. We may also find it necessary or advisable to modify our systems and services to operate in compliance with these regulations. These modifications could be expensive and time-consuming.

Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue and increase our costs.

We rely on a combination of patents, trademarks, trade secrets, copyrights and other measures to protect our intellectual property rights. We generally enter into confidentiality and nondisclosure agreements with service providers, customers and others to limit access to and distribution of proprietary rights. We also enter into software license agreements with customers and others. However, these measures may not provide adequate protection for our trade secrets or other proprietary information for a number of reasons. Any of our patents could be invalidated, circumvented or challenged, or the rights granted thereunder may not provide competitive advantages to us. Any of our pending or future patent applications might not be issued within the scope of the claims sought, if at all.

Furthermore, others may develop similar products or software or duplicate our products or software. Similarly, others might design around the patents owned by us, or third parties may assert intellectual property infringement claims against us.

In addition, foreign intellectual property laws may not adequately protect our intellectual property rights abroad. A failure or inability to protect proprietary rights could have an adverse effect on our business, financial condition and results of operations. Even if our intellectual property rights are adequately protected, litigation may be necessary to enforce patents, copyrights and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of proprietary rights of others or to defend against claims of infringement or invalidity. Litigation, even if wholly without merit, could result in substantial costs and diversion of resources, regardless of the outcome. If any claims or actions are asserted against us, we may choose to seek a license under a third party’s intellectual property rights. However, such a license may not be available under reasonable terms or at all.

We depend on key personnel who would be difficult to replace and our business will likely be harmed if we lost their services or cannot hire additional qualified personnel.

Our future operating results depend in significant part upon the continued contributions of key technical and senior management personnel, many of who would be difficult to replace. Future operating results also depend upon the ability to attract and retain qualified management and technical personnel. Competition for these personnel is intense, and we may not be successful in attracting or retaining these personnel. Only a limited number of persons with the requisite skills to serve in these positions may exist and it may be increasingly difficult for us to hire such personnel.

We have experienced and may continue to experience employee turnover due to several factors, including the 2002 and 2001 layoffs at our U.S. and United Kingdom locations. Turnover and layoffs could adversely impact our business.

Our stock price has been volatile and has experienced significant decline, and may continue to be volatile and decline.

In recent years, the stock market in general, and the market for shares of small capitalization technology stocks in particular, have experienced extreme price fluctuations. These fluctuations have often been unrelated to the operating performance of individual affected companies. Companies with liquidity problems also often experienced downward stock price volatility. We believe that factors such as announcements of developments related to our business (including any financings or any resolution of liabilities), announcements of technological innovations or new products or enhancements by us or our competitors, developments in the emerging countries’ economies, sales by competitors, sales of our common stock into the public market, developments in our relationships with customers, partners, lenders, distributors and suppliers, shortfalls or changes in revenues, gross margins, earnings or losses or other financial results that differ from analysts’ expectations, regulatory developments, fluctuations in results of operations and general conditions in our market or the economy could cause the price of our common stock to fluctuate widely. The market price of our common stock may continue to decline, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

We have never declared or paid cash dividends on our common stock nor do we anticipate doing so in the future.

We have never declared or paid cash dividends on our common stock, and we anticipate that any future earnings will be retained for investment in the business. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to the payment of dividends.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of the company.

Our stockholder rights plan, certificate of incorporation, equity incentive plans, bylaws and Delaware law may have a significant effect in delaying, deferring or preventing a change in control and may adversely affect the voting and other rights of other holders of common stock.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any other preferred stock that may be issued in the future, including the Series A junior participating preferred stock that may be issued pursuant to the stockholder rights plan upon the occurrence of certain triggering events. In general, the stockholder rights plan provides a mechanism by which the share position of anyone that acquires 15% or more, or 20% or more in the case of the State of Wisconsin Investment Board and Firsthand Capital Management), of our common stock will be substantially diluted. Future issuance of stock or any additional preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Future sales or our securities in the public market could lower our stock price and impair our ability in new stock offerings to raise funds to continue operations.

Future sales of our common stock, including shares issued upon the exercise of our outstanding options and warrants or other derivative transitions with respect to our stock, could have a significant negative effect on the market price of our common stock. These sales might also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we would deem appropriate.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from any expectations we describe. Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

•	market acceptance of and continuing demand for our products;

•	our ability to protect our intellectual property;

•	the impact of competitive products, pricing and customer service and support;

•	our ability to obtain additional financing to support our operations;

•	obtaining and maintaining regulatory approval where required; and

•	changing market conditions and other risks detailed in this prospectus.

You should also consider carefully the statements under “Risk Factors” beginning on page 7 and other sections of this prospectus and in the other documents filed with the SEC, which address factors that could cause our actual results to differ from those set forth in the forward-looking statements. You should not place undue reliance on any forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We will not update any forward-looking statements to reflect events or circumstances that occur after the date on which such statement is made.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the subordinated notes or shares of common stock by the selling securityholders. If and when all or a portion of the subordinated notes are converted into shares of common stock, we will not receive any proceeds from the conversion. If and when all or a portion of the warrant is exercised, we will receive the proceeds from the exercise of the warrant to the extent that the exercise price is paid in cash. If the warrant is exercised in full and the exercise price is paid in cash, we will receive $216,000. This amount is intended to be used by us for working capital and other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries and income or loss from equity investees, adjusted by adding fixed charges. Fixed charges is composed of the estimated interest component of rental expense and the pre-tax earnings required to cover any accretion in carrying value of redeemable preferred stock of consolidated subsidiaries.

The following table sets forth our ratio/deficiency of earnings to fixed charges for each of the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30, 2002
	1997	1998	1999	2000	2001
Ratio of earning to fixed charges	1,268	(631)	(686)	(749)	(3,136)	(772)
Deficiency in earnings	—	$(76,430)	$(74,077)	$(55,165)	$(76,113)	$(28,115)

DESCRIPTION OF NOTES

The notes are issued under an indenture between us and State Street Bank and Trust Company of California, N.A., as trustee. This section is a summary, and it does not describe every aspect of the notes and the indenture. The following summaries of certain provisions of the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provision of the notes and the indenture, including the definitions therein of certain terms.

General

The notes are general, unsecured obligations of P-Com. The notes are limited to $22,390,000 aggregate principal amount. The notes are subordinated, which means that they rank behind certain indebtedness as described below. We are required to repay the principal amount of the notes in full on November 1, 2005.

The notes bear interest at the rate of 7% per annum from November 1, 2002, the date of original issuance. We will pay interest on the notes on May 1 and November 1 of each year, commencing on May 1, 2003.

Holders may convert the notes into shares of our common stock initially at the conversion rate stated in this registration statement at any time before the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

We may redeem, at our option, some or all of the notes at any time, at a redemption price of 100% of the principal amount of each note (or portion thereof), payable in cash together with accrued and unpaid interest. In the event that we undergo a change of control the holders of the notes may require that we repurchase their notes at a cash purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

Form, Denomination, and Registration

The notes are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples thereof.

Global Note, Book-Entry Form

The notes are currently evidenced by one or more global notes. We have deposited the global note or notes with Depository Trust Company, New York, New York, which we refer to as DTC, and have registered the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	holders cannot get notes registered in their names if they are represented by the global note;

•	holders will not be considered to be the owners or holders of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit the ability of holders to transfer their beneficial interests in the global note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC, for their participants’ interests, and the records kept by those participants, for interests of persons held by participants on their behalf.

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse, that is, next-day, funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlements in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of liquidated damages, to Cede & Co., the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

We will send any redemption notices to the trustee, State Street Bank and Trust Company of California, N.A. If less than all the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or such other method that the trustee considers fair and appropriate.

We understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

DTC has also advised us as follows:

•
DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

•
DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

•	Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

•	Certain participants, or their representatives, together with other entities, own DTC; and

•
Indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

Optional Conversion

Each holder of the notes has the right, on or prior to maturity, unless previously redeemed or repurchased, at the holder’s option, to convert any portion of the principal amount thereof that is an integral multiple of $1,000 into shares of common stock at any time at the conversion price of $2.10 per share (subject to adjustment as described below). The right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for such note, unless we subsequently fail to pay the applicable redemption price or repurchase price, as the case may be (as further described below under “—Redemption”).

If any note is converted between the record date for the payment of interest and the next succeeding interest payment date, such note must be accompanied by funds equal to the interest payable on such succeeding interest Payment Date on the principal amount so converted (unless such note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the note being converted will be paid on such next succeeding interest payment date to the registered holder of such note on the immediately preceding record date, except as provided in the indenture. A note converted on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the note being converted will be paid on such interest payment date to the registered holder of such note on the immediately preceding record date. Subject to the aforesaid right of the registered holder to receive interest, no payment or adjustment will be made on conversion for interest accrued on the converted note or for dividends on the common stock issued on conversion.

Fractional shares of common stock shall not be issued upon conversion, but, in lieu thereof, we will pay a cash adjustment based upon the market price of the common stock on the first business day prior to the day of conversion, as provided in the indenture.

The conversion price is subject to adjustment upon the occurrence of certain events, including:

(1)	the issuance of shares of common stock as a dividend or distribution on the common stock;

(2)	the subdivision, combination or reclassification of the outstanding common stock;

(3)
the issuance to all or substantially all holders of common stock of rights, warrants or options to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then current market price per share, as defined in the indenture;

(4)
the distribution of shares of our capital stock (other than common stock), evidences of indebtedness or other assets (excluding dividends payable exclusively in cash) to all or substantially all holders of common stock;

(5)
the distribution to all or substantially all of the holders of common stock of rights or warrants to subscribe for capital stock (other than common stock) at a price per share less than the then current market price per share of such capital stock;

(6)
the issuance of common stock for a price per share less than the current market price per share (determined as set forth below) on the date that we fix the offering price of such additional shares (other than issuances of common stock under certain employee benefit plans and certain other issuances described in the indenture);

(7)
the distribution, by dividend or otherwise, of cash (excluding any cash portion of a distribution resulting in an adjustment pursuant to (4) above) to all holders of common stock in an aggregate amount that, combined together with (x) all other distributions of cash that did not trigger a conversion price adjustment to all holders of common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution plus (y) any cash and the fair market value of consideration that did not trigger a conversion price adjustment payable in respect of any tender offer by us or any of our subsidiaries for common stock (as described in (8) below) consummated within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution, exceeds 15% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of common stock outstanding on such date; and

(8)
the completion of a tender offer made by us or any of our subsidiaries for common stock involving an aggregate consideration that, together with (x) any cash and the fair market value of any consideration that did not trigger a conversion price adjustment paid or payable in respect of any previous tender offer by us or one of our subsidiaries for common stock consummated with the 12 months preceding the consummation of such tender offer plus (y) the aggregate amount of any distribution of cash that did not trigger a conversion price adjustment (as described in (7) above) to all holders of common stock within the 12 months preceding the consummation of such tender offer, exceeds 15% of the product of the current market price per share (determined as set forth below) immediately prior to the expiration of such offer times the number of shares of common stock outstanding at the expiration of such offer.

In the event of a distribution to all or substantially all holders of common stock of rights to subscribe for additional shares of our capital stock (other than those referred to in (3) above), we may, instead of making an adjustment in the conversion price, make proper provisions so that each holder of a note who converts such note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of common stock, an appropriate number of such rights. No adjustment of the conversion price will be made until cumulative adjustments amount to one percent or more of the conversion price as last adjusted.

In the indenture, the “current market price” per share of common stock on any date shall be deemed to be the average of the daily market prices for the shorter of (i) 30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining such daily market prices prior to the time of determination or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

In case of any consolidation or merger of P-Com with or into any other corporation, or in the case of any consolidation or merger of another corporation into P-Com in which we are the surviving corporation, involving in either case a reclassification, conversion, exchange or cancellation of shares of common stock, or any sale or transfer of all or substantially all of our assets, the holder of each note shall, after such consolidation, merger, sale or transfer, have the right to convert such note into the kind and amount of securities or other property, which may include cash, which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if such holder had held the common stock issuable upon the conversion of such note immediately prior to the effective date of such consolidation, merger, sale or transfer.

Mandatory Conversion

We have the right, at our option at any date that is both (i) on or after January 1, 2003, and (ii) within a period of 30 consecutive trading days during which the daily market price has exceeded 150% of the conversion price in effect for each of at least five consecutive or non-consecutive trading days during such period, to convert in full or in part any of the notes into that number of fully paid and nonassessable whole shares of common stock as is obtained by dividing the principal amount of such notes or such portion thereof to be converted by the conversion price in effect at such time (such conversion being referred to as an “Automatic Conversion”); provided, however, that we will not be entitled to effect an Automatic Conversion unless (i) the shelf registration statement, of which this prospectus is a part, shall have been declared effective on or prior to the date of the Automatic Conversion and (ii) the daily market price exceeds the conversion price in effect on the trading day immediately preceding the date on which the notice pertaining to the Automatic Conversion is sent.

To effect an Automatic Conversion, we will give to the holders of the notes to be so converted a notice which will state (i) the date on which the notes identified in such notice will be converted, (ii) the CUSIP or other comparable number or numbers of such notes, (iii) the place or places where such notes are to be surrendered (together with delivery of such other documents and, if required, transfer or similar tax payments as are required under the indenture) for exchange for the shares of common stock to be issued upon conversion thereof, and (iv) the conversion price at which the Automatic Conversion is to be effected. The number of shares issuable upon Automatic Conversion of a note is determined by dividing the principal amount of the note by the conversion price in effect on the conversion date specified in the notice of Automatic Conversion. No fractional shares will be issued upon any such conversion but a cash adjustment will be made for any fractional interest.

Redemption

Optional Redemption

We have the right at any time, at our option, upon notice as specified below, to redeem, in whole or in part, the notes at a redemption price of 100% of the principal amount of each note (or portion thereof) payable in cash, together with accrued and unpaid interest to, but excluding, the date fixed for redemption; provided that any semi-annual payment of interest becoming due on the redemption date shall be payable to the holders of record on the relevant record date of the notes being redeemed. Notwithstanding the foregoing, we may not redeem any notes unless all accrued and unpaid interest has been paid on all outstanding notes for all interest periods terminating on or prior to the last interest payment date before the redemption date.

Notice of redemption will be mailed, by first-class mail, at least 30 days but not more than 60 days prior to the redemption date to the holder of each note to be redeemed at the holder’s last address of record on the books of the registrar. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000.

If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot, pro rata or by a method the trustee considers fair and appropriate (as long as such method complies with the requirements of any United States national securities exchange or national market system on which the notes are then listed, if any). If any note is to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder’s notes is selected for partial redemption and such holder converts a portion of such notes, the converted portion shall be deemed to be taken from the portion selected for redemption.

Mandatory Redemption

The indenture provides that in the event that we undergo a change of control, each holder will have the right, at the holder’s option, pursuant to an irrevocable and unconditional offer by P-Com, to require us to repurchase all or any part of such holder’s notes (provided that the principal amount of the notes must be $1,000 or an integral multiple thereof) on the date that is no later than 90 days after the occurrence of the change of control at a cash price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to the repurchase date. The repurchase offer shall be made within 30 days following a change of control and shall remain open for a period specified by us but not less than 20 business days following its commencement. Upon expiration of this repurchase offer period, we will purchase all notes tendered in response to the repurchase offer in the manner described below. If required by applicable law, the repurchase date and the repurchase offer period may be extended to the extent required; however, if so extended, it shall nevertheless constitute an event of default if the repurchase date does not occur within 90 days of the change of control.

The indenture provides that a change of control will be deemed to have occurred when:

•
any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not applicable (the “Exchange Act”) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50% of the combined total voting power of the then outstanding voting stock,

•
we consolidate with or merge into any other person or convey, transfer or lease, whether directly or indirectly, all or substantially all of our assets to any person, or any other person merges into us, and, in the case of any such transaction, our outstanding common stock is changed or exchanged as a result, unless our stockholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of our voting stock immediately before such transaction,

•	at any time the continuing directors (as defined below) do not constitute the majority of our board of directors (or, if applicable, the board of directors of a successor corporation),

•
our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange or approved for trading on an established automatic over-the-counter trading market in the United States during ten consecutive trading days; provided that a change of control shall not be deemed to have occurred if either (x) the daily market price of the common stock for any five trading days during the ten trading days immediately preceding the change of control is at least equal to 105% of the conversion price in effect on such day or (y) in the case of a merger or consolidation otherwise constituting a change of control, all of the consideration (excluding cash payments for fractional shares) in such merger or consolidation constituting the change of control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq SmallCap Market (or which will be so traded or quoted when issued or exchanged in connection with such change of control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

A continuing director, as of any date of determination, is any member of our board of directors (i) was a member of the board of directors on November 1, 2002 or (ii) was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board of directors at the time of such nomination or election.

On or before the repurchase date, we will (i) accept for payment notes or portions thereof properly tendered pursuant to the repurchase offer, (ii) deposit with the trustee or a paying agent cash sufficient to pay the repurchase price of all notes so tendered and (iii) deliver to the trustee all notes or portions thereof so accepted, together with an officers’ certificate listing the notes or portions thereof being purchased by P-Com. The paying agent will promptly mail to the holders of notes so accepted payment in an amount equal to the repurchase price (together with accrued and unpaid interest and liquidated damages, if any, to, but excluding, the repurchase date), and the trustee will promptly authenticate and mail or deliver to the holders a new note or notes equal in principal amount to any unpurchased portion of the notes surrendered. Any notes not so accepted will be promptly mailed or delivered by us to the holder thereof. We will publicly announce the results of the repurchase offer on or as soon as practicable after the repurchase date.

For purposes of the definition of change of control, (i) the terms “person” and “group” shall have the meaning used for purposes of Rules 13(d) and 14(d) of the Exchange Act, whether or not applicable; and (ii) the term “beneficial owner” shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a “person” shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

The payment of the repurchase price in the event of a change of control is subordinated to the prior payment of senior indebtedness as described under “—Subordination.”

Subordination

The payment of principal, premium, if any, interest and liquidated damages, if any, on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full of all senior indebtedness, whether outstanding on the date of the indenture or thereafter incurred. Upon any distribution to our creditors in a liquidation or dissolution of P-Com or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshalling of our assets and liabilities, the holders of the senior indebtedness will be entitled to receive payment in full of all obligations in respect of such senior indebtedness before the holders of the notes will be entitled to receive any payment with respect to the notes.

In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full of all obligations in respect of such senior indebtedness before the holders of the notes are entitled to receive any payment or distribution in respect of the notes. The indenture further requires that we promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

We also may not make any payment upon or in respect of the notes if: (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of senior indebtedness occurs and is continuing beyond any applicable period of grace; or (ii) any other default occurs and is continuing with respect to certain designated senior indebtedness that permits holders of the designated senior indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default from us or another person permitted to give such notice under the indenture. Payments on the notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received. No new period of payment blockage may be commenced unless and until (i) 365 days shall have elapsed since the effectiveness of the immediately prior payment blockage notice and (ii) all scheduled payments of principal, premium, if any, and interest on the notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis of a subsequent payment blockage notice.

By reason of the subordination provisions described above, in the event of our liquidation or insolvency, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than the other creditors of P-Com. Such subordination will not prevent the occurrences of any event of default under the indenture.

The notes will also be effectively subordinated in right of payment to all liabilities (including trade payables) of the our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) is effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that P-Com is itself recognized as a creditor of such subsidiary, in which case the claims of P-Com would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by P-Com.

As of December 31, 2002, we had approximately $2,908,000 million unaudited of indebtedness outstanding that constitute senior indebtedness. The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we are permitted to create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness and other liabilities which any of our subsidiaries is permitted to create, incur, assume or guarantee.

In the event that, notwithstanding the foregoing, the trustee or any holder receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the notes before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness, and will be immediately paid over or delivered to the holders of senior indebtedness or their representative or representatives to the extent necessary to make payment in full of all senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of senior indebtedness.

Events of Default

The indenture provides that each of the following constitutes an event of default:

(1)	We default in the payment of interest on any note when the same becomes due and payable and the default continues for a period of 30 days after the date due and payable;

(2)	We default in the payment of the principal of any note when the same becomes due and payable at maturity, upon redemption or otherwise;

(3)	We fail to observe or perform any covenant or agreement contained in the indenture relating to a change of control;

(4)
We fail to observe or perform any other covenant or agreement contained in the indenture or the notes and the default continues for a period of 60 days after notice from the trustee to or from the holders of a majority in aggregate principal amount of the outstanding notes;

(5)
There is a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), whether such indebtedness or guarantee now exists or is created after the date of the indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default or (b) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a default as described in clause (a) or the maturity of which has been so accelerated, is an amount which, in the aggregate, is equal to or greater than $15 million and continuance of such default for 30 days after notice given in accordance with the indenture;

(6)
A final judgment or judgments for the payment of money are entered by a court or courts of competent jurisdiction against us or any of our subsidiaries which remains undischarged for a period (during which such judgment(s) shall not be bonded or execution shall not be effectively stayed) of 60 days, provided the aggregate of all such judgments which are not fully insured by a reputable insurance company exceeds $15 million;

(7)
We, or any of our significant subsidiaries, pursuant to or within the meaning of any bankruptcy law; (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case in which it is the debtor, (iii) consent to the appointment of a bankruptcy custodian of us or for all or substantially all of our property, (iv) make a general assignment for the benefit of our creditors, or (v) generally are unable to pay our debts as the same become due; or

(8)
A court of competent jurisdiction enters an order or decree under any bankruptcy law that: (i) is for relief against us or any of our significant subsidiaries in an involuntary case, (ii) appoints a bankruptcy custodian of us or any of our significant subsidiaries or for all or substantially all of our property, or (iii) orders our liquidation or the liquidation of any of our significant subsidiaries, and the order or decree remains unstayed and in effect for 60 days.

If any event of default (other than pursuant to (6), (7) or (8) above with respect to P-Com) occurs and is continuing, the trustee or the holders of a majority in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default described in (6), (7) or (8) above with respect to the Company, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The holders of a majority in aggregate principal amount of the notes then outstanding, by notice to the trustee, may on behalf of all holders waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest on, or the principal of, the notes.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required upon becoming aware of any default or event of default to deliver to the trustee a statement specifying such default or event of default.

Limitation on Merger, Sale or Consolidation

The indenture provides that we may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, person or entity unless (i) we are the surviving corporation, person or entity formed by or surviving any such consolidation or merger (if other than P-Com) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than P-Com) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of our obligations under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee; (iii) immediately after such transaction no default or event of default exists; and (iv) we or such person shall have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

Amendment, Supplement or Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with any tender offer, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

•	reduce the rate of or change the time for payment of interest on any note;

•
waive a default or event of default in the payment of principal of or premium, if any, or interest or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

•	make any note payable in money other than that stated in the notes;

•
make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, premium, if any, interest or liquidated damages, if any, on the notes;

•	waive a redemption payment or repurchase payment with respect to any note;

•	modify the conversion or subordination provisions of the indenture in a manner adverse to the holders of the notes; or

•	make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder, P-Com and the trustee may amend or supplement the indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of our obligations to holders in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights under the indenture of any holder, or to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Trustee

State Street Bank and Trust Company of California, N.A., is the trustee under the indenture. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or apply to the Securities and Exchange Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Registration Rights

Pursuant to a registration rights agreement, we agreed for the benefit of the holders, to file, at the our sole cost, a shelf registration statement with the Securities and Exchange Commission, of which this prospectus is a part, with respect to the resale of the notes and the common stock issuable upon conversion thereof. We further agreed that (i) we will use reasonable efforts to cause the shelf registration statement to be declared effective by the Securities and Exchange Commission no later than May 1, 2003 and (ii) we will use reasonable efforts to keep the shelf registration statement continuously effective under the Securities Act of 1933, as amended, in order to permit this prospectus to be used by holders of the notes for a period that will terminate on the earlier of (i) the first date on which all of the notes and underlying common stock have been sold pursuant to the shelf registration statement, (ii) the first date on which there ceases to be outstanding any notes or the underlying common stock, or (iii) the first date on which the notes or underlying common stock may be sold pursuant to Rule 144(k) under the Securities Act of 1933, as amended.

In the event the shelf registration statement is not declared effective by the Commission on or prior May 1, 2003, we will pay liquidated damages to each holder accruing from that date until the date on which the shelf registration statement is declared effective at a rate of 0.5% per annum on the outstanding principal amount of the notes held by such holder and, if applicable, on an equivalent basis per share (subject to adjustment in the event of any stock split, stock combination, stock dividends and the like) of the underlying common stock. Such rate will increase by 0.5% per annum on each 90th day following May 1, 2003 on which the shelf registration statement continues not to be effective. Following the effectiveness of the shelf registration statement, the accrual of liquidated damages will cease.

Governing Law

The indenture and, except as may otherwise be required by law, the notes are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s conflicts of laws principles.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax consequences relating to the ownership and disposition of the notes and of the common stock into which the notes may be converted. For purposes of this summary, the Internal Revenue Code of 1986, as amended, is referred to as the “Code” and the Internal Revenue Service is referred to as the “IRS.”

This summary:

•	does not purport to be a complete analysis of all the potential tax consequences that may be material to a holder based on his or her particular tax situation;

•
is based on the provisions of the Code, the existing or proposed Treasury regulations administrative pronouncements and judicial authority, all of which are subject to change, possibly on a retroactive basis;

•	deals only with holders who will hold the notes and common stock into which the notes may be converted as “capital assets” within the meaning of Section 1221 of the Code;

•	does not address tax consequences applicable to holders that may be subject to special tax treatment under the Code; and

•	assumes that the notes will be treated as debt for federal income tax purposes.

We have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and the IRS may not agree with the statements and conclusions expressed in this summary. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable state, local, foreign or other tax laws.

As used herein, the term “holder” means a beneficial owner of a note and the underlying common stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•
a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•
a trust if (i) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

THE FOLLOWING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATE FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN ELIGIBLE HOLDER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK RECEIVED UPON CONVERSION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Tax Treatment of the Ownership and Disposition of the Notes and Common Stock Issued upon Conversion of the Notes

Interest Payments.    Qualified stated interest is stated interest that is unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of a note and is equal to the outstanding principal balance of the note multiplied by a single fixed rate. The interest payments on the notes will be qualified stated interest. Such interest will be includible in a holder’s gross income as ordinary income for United States federal income tax purposes at the time it is paid or accrued in accordance with the holder’s regular method of tax accounting.

Redemption at Company’s Option.    P-Com, at its option, may redeem the notes, in whole or in part, at any time. Under the regulations of the United States Treasury Department, P-Com is deemed to exercise any option to redeem if the exercise of such option would lower the yield to maturity of the notes. We believe and intend to take the position that we will not be treated as having exercised an option to redeem under these rules.

Liquidated Damages.    In the event that the shelf registration statement is not declared effective by the Securities and Exchange Commission before May 1, 2003, holders of notes or common stock into which the notes are converted will be entitled to receive additional cash payments designated as liquidated damages, as described in the registration rights agreement. Treasury regulations provide that receipt of liquidated damages under these circumstances will not affect the yield to maturity or maturity date of the notes if such registration default is remote. We believe the likelihood of payment of liquidated damages as a result of a registration default is remote. Accordingly, we do not intend to take the possible additional cash payments into account for purposes of computing the yield to maturity of any note. Thus such additional cash payments will be includable in the income of a holder of a note at the time it accrues or is received, in accordance with such holder’s method of accounting for Unites States income tax purposes. Our determination that there is a remote likelihood of paying additional amounts on the notes is binding on each holder, unless the holder explicitly discloses that its determination is different from ours. Our determination is not, however, binding on the IRS. Accordingly, it is possible that the IRS may take a different position, which could affect the timing of the holder’s income with respect to the additional cash payments.

Constructive Dividend.    If we distribute property to our stockholders that would be taxable as a dividend to them for United States federal income tax purposes and, pursuant to the anti-dilution provisions of the indenture, the conversion price of the notes is decreased, such decrease may be deemed to be a distribution to holders of notes. Such deemed distributions, if any, will be taxable as a dividend to the extent of our current and accumulated earnings and profits. If the conversion price is decreased at the our discretion, this decrease may be deemed to be a distribution to the holders of notes taxable as a dividend.

Sale, Exchange or Redemption of the Notes.    A holder generally will recognize capital gain or loss on the sale, exchange or redemption of notes equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as ordinary income) and the holder’s adjusted tax basis in the notes. A holder’s adjusted tax basis in a note generally will be its cost as described under “Taxability of the Exchange.” Gain or loss realized on the sale, exchange or redemption of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the note had been held for more than one year.

Conversion of Notes into Common Stock.    A holder generally will not recognize any income, gain or loss upon conversion of a note into common stock of P-Com, except with respect to cash received in lieu of a fractional share of common stock. Such holder’s tax basis in the common stock received on conversion of notes will be the same as the holder’s adjusted tax basis in the notes at the time of conversion, reduced by any basis allocable to a fractional share, and the holding period for the common stock received on conversion will include the holding period of the notes converted.

To the extent, however, that any common stock received upon conversion is considered attributable to accrued interest not previously included in income by the holder, the receipt of the common stock will be taxable as ordinary income. The holder’s tax basis in the shares of common stock considered attributable to accrued interest generally will equal the amount included in such holder’s income, and the holding period for such common stock will begin on the date of conversion.

Cash received in lieu of fractional shares of common stock upon conversion should be treated as a payment in exchange for the fractional shares of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally should result in capital gain or loss which is equal to the difference between the cash received for the fractional share interest and the holder’s tax basis in the fractional share interest.

Ownership and Disposition of the Common Stock.    The amount of any distributions by P-Com in respect of the common stock received on the conversion of the notes will be equal to the amount of cash and the fair market value on the date of the distribution of any property distributed. Generally, distributions will be treated as a dividend taxable as ordinary income, to the extent of our current or accumulated earnings and profits. Dividends paid to a corporate holder may be entitled to a dividends received deduction. To the extent that a holder receives distributions on the common stock in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of the holder’s tax basis in the common stock and thereafter as long-term or short-term capital gain from the sale or exchange of such common stock, depending on the holder’s holding period for the common stock.

Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal the difference between (1) the amount of cash and the fair market value of the property received upon the sale or exchange and (2) the holder’s adjusted tax basis in such stock. Such gain or loss will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year at the time of the sale or exchange.

Backup Withholding and Information Reporting

A holder of notes or common stock may be subject to backup withholding tax at the applicable rate (currently of 30% for payments made in 2003, with such rate gradually being reduced to 28% for payments made in 2006) with respect to certain reportable payments. These backup withholding rules apply among other things:

•	if the holder fails to furnish a social security number or other taxpayer identification number certified under penalties of perjury within a reasonable time after the request therefore;

•	if the holder fails to report properly interest or dividends;

•
if the holder under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that such holder is not subject to backup withholding; or

•	if the IRS provides notification that the holder has furnished the Company with an incorrect tax identification number.

Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder’s federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding rules will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations.

We will report to the holders of notes and common stock and to the IRS the amount of the reportable payments for each calendar year and the amount of tax withheld, if any, with respect to such payments.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK INTO WHICH SUCH NOTES MAY BE CONVERTED, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

SELLING SECURITYHOLDERS

The following table sets forth the names of the selling securityholders and the principal amount of subordinated notes and number of shares of common stock being registered for sale as of the date of this prospectus and sets forth the principal amount of subordinated notes and number of shares of common stock known by us to be beneficially owned by the selling securityholders. The following table assumes that each selling securityholder will sell all of the subordinated notes or shares of common stock being offered by this prospectus for its account. However, we are unable to determine the exact number of notes or shares that will actually be sold. None of the selling securityholders has had a material relationship with us within the past three years other than as a result of its ownership of our securities. The subordinated notes and shares of common stock offered by this prospectus may be offered from time to time by the selling securityholders. This information is based upon information provided by the selling securityholders, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock beneficially owned by the selling securityholders is determined in accordance with the rules of the SEC. The term “selling securityholder” includes the securityholders listed below and their transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for each selling securityholder is based on 34,437,644 shares of common stock outstanding as of January 29, 2003.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Percent of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering(1)	Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After the Offering(2)	Percent of Outstanding Shares of Common Stock Beneficially Owned After the Offering(2)
BBT Fund, L.P.	$9,500,000	4,523,810	13.1%	4,523,810	—	—
Robert A. Davidow	$1,100,000	523,810	1.5%	523,810	—	—
Newberg Family Trust	$4,390,000	2,090,476	6.0%	2,090,476	—	—
REMEC, Inc.	$2,300,000	1,095,238	3.2%	1,095,238	—	—
Woodmont Investments Ltd.	$5,100,000	2,428,571	7.1%	2,428,571	—	—
Silicon Valley Bank	$0	333,797	*	300,000	33,797	*

*	Represents less than 1% of the outstanding shares.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which person has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right, including the conversion of the subordinated notes.

(2)
Assumes that all notes or shares being offered by each selling securityholder under this prospectus are sold and that such selling securityholder acquires no additional subordinated notes or shares of common stock before the completion of this offering.

PLAN OF DISTRIBUTION

We are registering all $22,390,000 of 7% convertible subordinated notes due 2005, including the 10,661,905 shares of common stock into which the notes are convertible, and 300,000 shares of common stock issuable upon conversion of a warrant on behalf of the selling securityholders. We issued all of the subordinated notes and shares of common stock to the selling securityholders in private placement transactions. The selling securityholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling subordinated notes or shares of common stock received from the selling securityholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq SmallCap Market, in the over-the-counter market, through put or call option transactions relating to the shares, in negotiated transactions, or a combination of such methods of sale or otherwise, at prices and on terms then prevailing or at prices related to the then current market price. The selling securityholders may effect these transactions by selling the subordinated notes or the shares of common stock to or through broker-dealers, or not. The subordinated notes or shares of common stock may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of the respective exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in the resales.

The selling securityholders may enter into hedging transactions with broker-dealers in connection with distributions of the notes or shares or otherwise. In these transactions, broker-dealers may engage in short sales of the notes or shares in the course of hedging the positions they assume with the selling securityholders. The selling securityholders also may sell notes or shares short and redeliver the notes or shares to close out such short positions. The selling securityholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the note or shares. The broker-dealer may then resell or otherwise transfer such notes or shares covered by this prospectus. The selling securityholders also may loan or pledge the notes or shares to a broker-dealer. The broker-dealer may sell the notes or shares so loaned, or upon default the broker-dealer may sell the pledged notes or shares under this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders. Broker-dealers or agents may also receive compensation from the purchasers of the notes or shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the notes or shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the notes or shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities and that there is no underwriter or coordinating broker acting in connection with the proposed sale of notes or shares by the selling securityholders.

The notes or shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the notes or shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of such distribution. In addition, the selling securityholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of the notes or shares of our common stock by the selling securityholders.

We will make copies of this prospectus available to the selling securityholders and have informed the selling securityholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the notes or shares.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon by Sheppard, Mullin, Richter & Hampton LLP, Santa Barbara, California.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

(1)	our annual report on Form 10-K for the fiscal year ended December 31, 2001 filed on April 1, 2002;

(2)	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002 filed on May 15, 2002, August 14, 2002 and November 14, 2002, respectively;

(3)	our current reports on form 8-K filed on June 26, 2002, July 9, 2002, September 12, 2002 and November 6, 2002;

(4)
the description of our common stock contained in our registration statement on Form 8-A filed on January 12, 1995, including any amendments or reports filed for the purpose of updating such descriptions; and

(5)
the description of our preferred stock purchase rights, contained in our registration statement on Form 8-A filed on October 9, 1997, including any amendments or reports filed for the purpose of updating such descriptions.

Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request free copies of these filings by writing or calling us at:

P-Com, Inc.
3175 S. Winchester Boulevard
Campbell, California 95008
(408) 866-3666
Attn: Investor Relations

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling securityholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy these reports, proxy materials and other information at:

Securities & Exchange Commission
Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549

You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s internet web site at “http:\\www.sec.gov.” You may also visit our web site at “http:\\www.p-com.com”.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus should not be considered an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

P-COM, INC.

$22,390,000 7% CONVERTIBLE SUBORDINATED NOTES DUE 2005

10,961,905 SHARES OF COMMON STOCK

PROSPECTUS

JANUARY     , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

All costs and expenses incurred in connection with the issuance and distribution of the securities being registered for sale will be paid by the Registrant. The following is an itemized statement of these costs and expenses. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$2,067.06
Printing and engraving	$5,000.00
Legal fees and expenses	$5,000.00
Accounting fees and expenses	$4,000.00

Total	$16,067.06

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit that indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of the Registrant’s bylaws provides for mandatory indemnification of its directors and permissible indemnification of its officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has entered into Indemnification Agreements with its officers and directors which are intended to provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.    Exhibits.

Exhibit No.
4.1	Indenture, dated November 1, 2002, by and between P-Com, Inc. and State Street Bank and Trust Company of California, N.A.(1)

5.1	Opinion of Sheppard, Mullin, Richter & Hampton, LLP.

10.1	Registration Rights Agreement, dated November 1, 2002, by and among P-Com, Inc. and Initial holders(2)

10.2	Warrant to Purchase Stock, dated September 20, 2002, issued by P-Com, Inc. to Silicon Valley Bank(3)

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page of this registration statement).

(1)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2002.

(2)	Incorporated by reference to Exhibit 10.102 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2002.

(3)
Incorporated by reference to Exhibit 10.110 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed with the Securities and Exchange Commission on November 14, 2002.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, P-Com, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on this 29th day of January, 2003.

P-COM, INC.

By:	/s/ GEORGE P. ROBERTS
George P. Roberts Chairman of the Board and Chief Executive Officer

By:	/s/ LEIGHTON J. STEPHENSON
Leighton J. Stephenson Vice President Finance and Administration and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitute and appoint George P. Roberts, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities (including the undersigned’s capacity as a director and/or officer of P-Com, Inc.), to sign a Registration Statement on Form S-3 of P-Com, Inc. to be filed under the Securities Act of 1933, as amended, for the registration of the resale of 10,961,905 shares of Common Stock of P-Com, Inc. by the selling securityholder named herein, and any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ GEORGE P. ROBERTS George P. Roberts	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 29, 2003

/s/ LEIGHTON J. STEPHENSON Leighton J. Stephenson	Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 29, 2003

/s/ FREDRICK R. FROMM Fredrick R. Fromm	Director of the Company	January 29, 2003

/s/ BRIAN T. JOSLING Brian T. Josling	Director of the Company	January 29, 2003

/s/ JOHN A. HAWKINS John A. Hawkins	Director of the Company	January 29, 2003

INDEX TO EXHIBITS

Exhibit No.
4.1	Indenture, dated November 1, 2002, by and between P-Com, Inc. and State Street Bank and Trust Company of California, N.A.(1)

5.1	Opinion of Sheppard, Mullin, Richter & Hampton, LLP.

10.1	Registration Rights Agreement, dated November 1, 2002, by and among P-Com, Inc. and Initial holders(2)

10.2	Warrant to Purchase Stock, dated September 20, 2002, issued by P-Com, Inc. to Silicon Valley Bank(3)

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page of this registration statement).

(1)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2002.

(2)	Incorporated by reference to Exhibit 10.102 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2002.

(3)
Incorporated by reference to Exhibit 10.110 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed with the Securities and Exchange Commission on November 14, 2002.